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                            CODE-SHARE AGREEMENT


     This AGREEMENT, dated as of this 6th day of January, 1997 and effective as of March 15, 1997 (the "Effective Date"), is entered into by and between Hawaiian Airlines, Inc., a corporation organized under the laws of the Territory of Hawaii and existing under the laws of the State of Hawaii ("Hawaiian"), and Wings West Airlines, Inc., d/b/a American Eagle Airlines, a California corporation ("Wings West").

     WHEREAS Hawaiian and Wings West wish to enter into a Code-Share Agreement whereby Wings West shall operate the scheduled services specified as Code-Share Flights to connect with Hawaiian flights at Los Angeles International Airport (LAX) and San Francisco International Airport (SFO).

1.  AGREEMENT

     In consideration of the mutual covenants and undertakings contained herein, the parties hereto have agreed to operate Code-Share Flights on the following terms and conditions.

2.  DEFINITIONS

     A Code-Share Flight is a flight operated by Wings West which also carries the flight designator of "HA".

3.  THE CODE-SHARE FLIGHTS

     (a) The Code-Share Flights will be marketed and promoted by Hawaiian under the flight designator of "HA" for the city-pair markets listed in Annex A.

     (b) Reservations of seats on the Code-Share Flights will be effected and administered in accordance with the Code-Share Procedures, which will be jointly-developed by the parties hereto within a reasonable time following the execution of this Agreement.

4.  GENERAL

     (a) Wings West shall have the sole responsibility and control over, and Hawaiian shall have no responsibility, control over or obligations or duties with respect to, each and every aspect of Wings West's operations, including, without limitation, scheduling, pricing, planning of flight itineraries and routings, reservations control/yield management, dispatch and fueling, weight and balance, flight release, maintenance, flight operations and compliance with applicable rules and regulations. Flights operated by Wings West shall be operated with its aircraft and crews.

     (b) Hawaiian will ticket Code-Share passengers using available computer reservation system ("CRS") inventory as specified in the Code-Share Procedures.

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     (c)  Wings West and Hawaiian will utilize their collective reasonable efforts to create appropriate signage and identification at the airports served by the Code-Share Flights and will agree on the text and delivery of public announcements in airports and onboard the Code-Share Flights. The costs of such marketing will be borne by the marketing carrier, Hawaiian.

     (d) Wings West is a duly certificated air carrier under 14 C.F.R. Part 121; and all services performed by Wings West pursuant to this Agreement shall be conducted and all of its personnel shall at all times meet and be in material compliance with any and all applicable federal, state and local laws, orders, rules and regulations of all governmental agencies having jurisdiction over its operations, including but not limited to the Department of Transportation (the "DOT") and the Federal Aviation Administration (the "FAA").

     (e) In circumstances where an overbooking of a Code-Share Flight makes it necessary to deny boarding to some passengers, Wings West will deny boarding to such Hawaiian Code-Share passengers only after the Wings West passenger list has been exhausted, provided, that Hawaiian Code-Share passengers present themselves to the Wings West check-in desks no later than thirty minutes prior to the scheduled time of departure of the relevant Code-Share Flight and that Hawaiian is not the cause of the flight being overbooked.

5.  VALUATION OF CODE-SHARE TICKETS


     Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission.

6.  PAYMENTS

     Wings West shall invoice Hawaiian through the Airlines Clearing House for the sums due in accordance with normal interline settlement processes. With respect to tickets issued by third parties, should Wings West not have an interline traffic agreement with the ticketing carrier, Wings West will bill such coupons to Hawaiian as exceptional items (i.e., via correspondence) and not include that coupon in the normal monthly interline invoice to Hawaiian. The value of coupons billed to Hawaiian as exceptional items under this Section shall be equal to the value such coupons would have had if issued by Hawaiian.

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     Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission.

     To support interline billing of Hawaiian tickets to third parties by Wings West, Hawaiian agrees to waive endorsement requirements on all coupons issued on its ticket stock naming Hawaiian in the "carrier" box used and honored on Code-Share Flights. Hawaiian shall supply Wings West with written confirmation in a form reasonably satisfactory to Wings West confirming its blanket waiver of endorsement requirements for Code-Share passenger ticket coupons issued for use on Code-Share Flights.

7.  INVENTORY

     The parties hereto will map inventory classes of the Code-Share Flights to inventory classes of Wings West, as set forth in the Code-Share Procedures. The parties will endeavor to map the average coupon value of Hawaiian's inventory classes to comparable classes of Wings West to provide nondiscriminatory access for bookings made by Hawaiian for passengers yielding comparable revenue values, provided however that Wings West will retain ultimate control over the management of seat inventory availability on Code-Share Flights.

     In consideration for Wings West agreeing to fare levels that are lower than standard straight rate prorate methodology, it is understood that Hawaiian will create a special inventory allocation just for Wings West code-share passengers.

8.  BAGGAGE/FLIGHT INTERRUPTION MANIFESTS

     In respect of baggage of passengers traveling on Code-Share Flights and in respect of involuntary rerouting and denied boarding of passengers, the parties shall adhere to the procedures set forth in the Code-Share Procedures. If the provisions of the Code-Share Procedures do not resolve the issue, the handling and settlement of the claims shall be in accordance with the Trade Practices Manual of the ATA or the IATA Resolutions and Recommended Practices Manual, whichever applies. The use of the HA designator code for Code-Share Flights does not extend to mail contract rates between each carrier and the U.S. Postal Service.

9.  PASSENGER FARES

     Subject to the limitations of Section 12 of this Agreement, Hawaiian will independently establish fares and rates for journeys that include the Code-Share Flights. Hawaiian shall not establish or publish local fares applicable to carriage on Code-Share Flights.

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10.  TICKETS

     All tickets, including tickets issued on Hawaiian ticket stock used and honored on the Code-Share Flights shall be uplifted and retained by Wings West, the Operating Carrier, which shall be responsible for normal processing and billing of such documents. Hawaiian tickets issued for the Code-Share Flights will be accepted by Wings West for carriage without the necessity for endorsement.

11.  FREE AND REDUCED RATE REVENUE TRANSPORTATION

     All travel industry non-revenue (i.e., AD.., ID.., etc.) travel on Code-Share Flights shall be administered by Wings West according to the terms and conditions contained in any relevant agreements between Wings West (or its affiliates) and other parties, including Hawaiian.

12.  FREQUENT FLYERS TICKETS

     The parties or their affiliates will execute a separate agreement, or an amendment to an existing applicable agreement, to provide that American AAdvantage-Registered Trademark- miles will be awarded for travel on Code-Share Flights and to provide, further, that Hawaiian will pay Wings West or one of its affiliates for miles awarded.

13.  SALE OF CODE-SHARE FLIGHTS

     Hawaiian will not sell carriage on the Code-Share Flights independently of its own flights.

14.  MARKETING THE CODE-SHARE FLIGHTS

     The costs of signage and other marketing materials will be paid by Hawaiian as the marketing carrier.

15.  COMPUTER RESERVATIONS SYSTEM (CRS) CHARGES

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     Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission.

16.  PUBLICATION OF SCHEDULES

     Hawaiian shall be responsible for advising the Code-Share Flights to ABC World Airways Guide, Reed Travel Group (RTG) and to Computer Reservations Systems.

17.  CONDITIONS OF CARRIAGE

     The Code-Share Procedures will address reconciliation of Hawaiian and Wings West Conditions of Carriage.

18.  APPLICABLE OPERATING RULES

     In the event this Agreement is silent with respect to which party's rules or operating procedures are applicable to the execution of the Code-Share Flights and processing of passengers thereon, and absent any other agreement, law, rule or regulation, the rules and procedures of Wings West, as the operating airline, shall apply to the extent consistent with the terms of this Agreement.

19.  COMPLIANCE WITH REGULATIONS

     Nothing in this Agreement will require either Wings West or Hawaiian to contravene any government law, rule or regulation. Wings West and Hawaiian hereby confirm that, in relation to this Agreement, all relevant transportation services and advertising or other forms of solicitation will comply in full with applicable laws, rules and regulations.

20.  TRADEMARKS AND CORPORATE IDENTIFICATION

     (a) It is understood and agreed that the logos, trademarks, service marks and tradenames of Wings West shall be and remain at all times the exclusive property of Wings West, and that the logos, trademarks, service marks and tradenames of Hawaiian shall be and remain at all times the exclusive property of Hawaiian. Neither party shall use the logos, trademarks, service marks and tradenames of the other party without the other party's prior written consent.

     (b) Each party agrees that, should any right, title or interest in or to the other party's logos, trademarks, service marks or tradenames become vested in it (by operation of law or otherwise) by reason of this Agreement, it shall hold the same in trust for the other party and shall, at the request of such party, forthwith unconditionally assign any such right, title or interest to such party.

     (c) (i) From time to time each party may provide to the other certain art work, drawings, or technical information and advice for the purpose of assisting such other party in the advertising and promotion of the Code-Share Flights. All such

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drawings, technical information and advice will be treated
by the receiving party as confidential and proprietary information of the providing party and the receiving party will use it only for those purposes specifically authorized by the providing party in advance and in writing.

          (ii) Each party agrees that all advertising and promotional materials promoting the Code-Share Flights will meet first quality standards.

          (iii) Each party shall, in all cases, be the sole judge in determining the acceptability of both the quality and presentation of advertising and promotional materials using its tradenames or trademarks.

          (iv) Each party shall be responsible for providing agreed upon promotional material to its own authorized agents and airport locations.

21.  NON-EXCLUSIVITY

     This Agreement is non-exclusive and does not preclude either party from entering into or maintaining marketing relationships, including code-sharing, with other airlines.

22.  INDEMNIFICATION

     (a) Wings West, as Operating Carrier, shall indemnify, defend and hold harmless Hawaiian and its Affiliates and their respective directors, officers, employees and agents (individually a "Marketing Carrier Indemnified Party") from and against any and all claims, suits, penalties, liabilities, judgments, fines, losses and expenses of any nature or kind ("Damages") arising out of, caused by or occurring in connection with (or alleged to arise out of, be caused by or be occurring in connection with):

          (i) The death of or injury to persons, or delay or loss of or damage to property (including aircraft, baggage or cargo) occurring while such persons or property are under the control or in the custody of, or being transported by, Wings West, except to the extent caused by the willful misconduct of Hawaiian; and

          (ii) Negligent acts or omissions of Wings West that are in any way related to services contemplated by this Agreement;

     (b) Hawaiian, as Marketing Carrier, shall indemnify, defend and hold harmless Wings West and its Affiliates and their respective directors, officers, employees and agents (individually an "Operating Carrier Indemnified Party") from and against any and all Damages arising out of, caused by or occurring in connection with (or alleged to arise out of, be caused by or be occurring in connection with):

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          (i)  The death of or injury to persons, or delay or loss of or damage to property (including aircraft, baggage or cargo) occurring while such persons or property are under the control or in the custody of, or being transported by, Wings West, to the extent caused by the willful misconduct of Hawaiian;

          (ii) Negligent acts or omissions of Hawaiian that are in any way related to services contemplated by this Agreement unless and to the extent the Damages arising therefrom are of the type, and occur under the circumstances, referred to in Section 21(a)(i) (in which event the Wings West shall indemnify Hawaiian and other Marketing Carrier Indemnified Parties notwithstanding such negligent (but not willful) acts or omissions of Hawaiian); and

          (iii) Passenger claims based on Hawaiian's failure to properly issue and complete transportation documentation in accordance with the provisions of the standard Airlines Clearing House or IATA ticketing procedures, including the failure to put a proper notice of the limits of liability on such documentation.

     The rights and obligations of the parties under this Section 21 shall survive the termination of this Agreement.

23.  INSURANCE

     Wings West, as the Operating Carrier, shall procure and maintain aircraft hull all risks and hull war and allied perils insurances for the aircraft provided by Wings West, and shall cause its insurers to waive rights of subrogation against Hawaiian, its officers, directors, agents, servants and employees, except in respect of claims caused by the gross negligence or willful misconduct of Hawaiian, its officers, directors, agents, servants and employees. Wings West shall also procure and maintain comprehensive airline liability insurance including but not limited to third party, passenger, baggage, cargo and mail legal liability insurance for a minimum combined single limit of Five Hundred Million United States Dollars ($500,000,000 USD) each occurrence. Such legal liability insurance shall contain the following provisions:

     (i) To include Hawaiian, its officers, agents, servants and employees as additional insureds except in respect of claims caused by the gross negligence or willful misconduct of its officers, agents, servants and employees (the "additional insureds");

     (ii) To provide that all provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy issued to each insured;

     (iii) To provide that this insurance shall be primary and without rights of contribution from any other insurance carried by Hawaiian;

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     (iv) To provide that the additional insureds shall have
no responsibility for premium;

     (v) To provide that the cover afforded to each additional insured by the policy shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of any other person or party of the policy provided that the additional insured so protected has not caused, contributed to or knowingly condoned the said act or omission;

     (vi) To give Hawaiian at least thirty (30) days prior written notice of policy cancellation or material change except in the case of war and allied perils where such period of notice shall be seven (7) days or such lessor period as may be available in accordance with policy conditions; and

     (vii) To provide that insurers accept and insure the indemnification provision included in this Agreement.

     Wings West shall provide Hawaiian with certificates of insurance evidencing such coverage within five (5) business days of the date of this Agreement and thereafter within five (5) days of the date of any subsequent renewal of such coverage.

24.  CLAIMS

     The indemnified party shall give the indemnifying party prompt notice of any claim made or suit instituted against the indemnified party which would result in indemnification by the indemnifying party and the indemnifying party shall have the right to compromise or participate in the defense of same to the extent of its own interest.

25.  JURISDICTION CLAUSE

     The parties agree that this Agreement shall be governed by the laws of the State of Texas without regard to any conflict of laws rule.

26.  INDEPENDENT CONTRACTORS

     The parties hereby confirm that they are independent contractors and nothing herein is intended or shall be construed to create or establish a partnership or joint venture.

27.  FORCE MAJEURE

     Neither Wings West nor Hawaiian shall be liable for any delays or failure to operate caused by acts of God, Strikes, War, or acts of Government or other causes beyond their control.

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28.  WAIVER

     Any waiver or invalidation of any part of this Agreement will not affect the right of Wings West or Hawaiian to require strict compliance with any other part of this Agreement.

29.  TERM AND TERMINATION

     This Agreement will become effective on the __ day of ______ 1997 and will continue thereafter for twelve months providing that it may be terminated by Wings West or Hawaiian with or without reason, upon not less than ninety (90) days written notice to the address shown under NOTICES below. At the expiration of the first twelve months, the Agreement shall continue for further periods of twelve months unless earlier terminated by HA as provided for in this Agreement.

30.  TERMINATION FOR BREACH

     In the event of any material breach of any of terms and conditions of this Agreement, the non-breaching party may (at its option) serve a notice of default on the breaching party requiring the remedy of the breach (as specified in the notice) within thirty (30) days and in absence of such remedy the Agreement shall be terminated immediately on the expiration thereof.

31.  OTHER TERMINATION

     Either party may terminate this Agreement at any time if the other party becomes insolvent, commits an act of bankruptcy or undergoes a major change of ownership causing a conflict of interests.

32.  POST TERMINATION RIGHTS

     Termination of this Agreement by Wings West or Hawaiian will not absolve either airline from the obligations accrued prior to that termination. Obligations that are of a continuing nature will survive the termination of this Agreement.

     Notwithstanding the immediately preceding paragraph,

     (a) In the event that this Agreement is terminated as provided herein by Hawaiian pursuant to Section 29, or by Wings West pursuant to any other Section, Hawaiian shall endorse all tickets to Wings West. Wings West shall accept all confirmed reservations for passengers traveling on such tickets as if such reservations had been booked through Wings West using ordinary interline procedures but giving effect to the ticket pricing methodology provided for in this Agreement; and

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     (b)  In the event that this Agreement is terminated as provided herein by Wings West pursuant to Section 29, or by Hawaiian pursuant to any other Section, Hawaiian, at its sole discretion, shall have the option to endorse tickets to Wings West or any other carrier. Hawaiian shall also have the option to transfer confirmed reservations for passengers traveling on such tickets from Wings West to any other carrier.

33.  NOTICES

     All notices, reports, invoices and other communications required to be given to any party hereto pursuant to this Agreement will be in writing and either (a) delivered in person; (b) sent by an express courier delivery service which provides signed acknowledgments of receipt; or (c) transmitted by facsimile (upon receipt by sender thereof of evidence that a complete transmission of such copy was made to the recipient thereof) and, if sent by facsimile, confirmed by (i) telephone call contemporaneously made to the individual designated as the one to receive such notice, or (ii) dispatching a hard copy of such notice by air mail (postage prepaid) or either of the methods set forth in (a) or (b) above. Unless otherwise expressly set forth in this Agreement, all notices will be effective upon receipt. For the purposes of notice, the addresses of the parties shall be as set forth below; PROVIDED, HOWEVER, that either party will have the right to change its address for notice to any other location by giving at least thirty (30) days prior written notice to the other party in the manner set forth above.

     If to Hawaiian:          Hawaiian Airlines, Inc.
                              3375 Koapaka Street, Suite G-350
                              Honolulu, HA 96819
                              Attention: Peter Jenkins
                              Senior Vice President, Sales & Marketing
                              Phone: (808) 838-6767
                              Facsimile: (808) 838-6746

     With a copy to:          Hawaiian Airlines, Inc.
                              General Counsel
                              3375 Koapaka Street, Suite G-350
                              Honolulu, HA 96819
                              Phone: (808) 835-3690
                              Fax: (808) 835-3610

     If to Wings West:        Wings West Airlines, Inc.
                              720 Aerovista Place, Unit B
                              San Luis Obispo, CA 93401
                              Attention: Michael Rader
                              Phone: (805) 541-1010 x2134
                              Facsimile: (805) 541-2881

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34.  OTHER AGREEMENTS

     The Bilateral Traffic Agreement between Hawaiian and American Airlines, Inc., is hereby incorporated by reference. In the event of any conflict between the terms and conditions of this Agreement and those of the Bilateral Traffic Agreement, the terms and conditions of this Code-Share Agreement will control.

35.  COUNTERPARTS

     This Agreement may be executed and delivered be the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed
this Agreement as of the date indicated above.


HAWAIIAN AIR LINES, INC.      WINGS WEST AIRLINES, INC.


By: ________________________       By: __________________________
Its: ________________________      Its: __________________________


By: ________________________
Its: ________________________

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               Annex A: List of city-pair markets:

     1.        LAX-BFL
     2.        LAX-CLD
     3.        LAX-FAT
     4.        LAX-LAS
     5.        LAX-MRY
     6.        LAX-PSP
     7.        LAX-SAN
     8.        LAX-SBA
     9.        LAX-SBP
     10.       LAX-SNA
     11.       SFO-MRY

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